Exhibit 99.1

iBio, Inc. Receives Notice that NYSE MKT Accepted the Company’s Plan to Regain Compliance with Continued Listing Standards

NEWARK, DEL., June 5, 2013 /PRNewswire/ – iBio, Inc. (NYSE MKT: IBIO) today announced that on May 31, 2013, the NYSE MKT (the “Exchange”) notified the Company that it accepted the Company’s Plan of Compliance and granted the Company an extension until October 14, 2013 to regain compliance with the continued listing requirements of the Exchange. On April 18, 2013, the Company received notice from NYSE MKT Staff indicating that the Company was below certain of the Exchange’s continued listing standards set forth in Section 1003(iv), which applies if a listed company has sustained losses that are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it is questionable, in the opinion of the Exchange, as to whether the listed company will be able to continue its operations or meet its obligations as they mature.

During the extension period, the Company will be subject to periodic review by the Staff of the Exchange. The failure by the Company to make progress consistent with the accepted plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the Exchange.

About iBio, Inc.

iBio develops and offers product applications of its iBioLaunch™ and iBioModulator™ platforms, providing collaborators full support for turn-key implementation of its technology for both proprietary and biosimilar products. The iBioLaunch platform is a proprietary, transformative technology for development and production of biologics using transient gene expression in unmodified green plants. Advantages over other systems may include: success with proteins difficult or impossible to produce with other methods; broadly applicable to biologics, including therapeutic proteins and vaccines; production time measured in weeks instead of months or more. Additional benefits may include: surge capacity for remedial action against bioterrorism and pandemic disease; product entry that is unconstrained by traditional process patents, and significantly lower capital and operating costs for comparable production. The iBioModulator platform is complementary to the iBioLaunch platform and is designed to significantly improve vaccine products by increasing potency and lengthening duration of effect. The iBioModulator platform can be used with any recombinant expression technology for vaccine development and production. Further information is available at: www.ibioinc.com.

Forward-Looking Statements

Various statements in this release concerning iBio’s future expectations, plans and prospects, including without limitation, iBio’s ability to regain compliance with the continued listing standards on a timely basis constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, without limitation, iBio’s failure to make progress consistent with the plan approved by the Exchange or iBio’s failure to meet other criteria necessary for continued listed on the Exchange, as well as those risks more fully discussed in the “Risk Factors” section of the documents filed by the Company with the Securities and Exchange Commission. In addition, any forward-looking statements represent iBio’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. iBio does not assume any obligation to update any forward-looking statements.

Contact

iBio, Inc.

Robert Erwin,

President

302-355-2335

rerwin@ibioinc.com